 Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Proposed Public Offering of Common Stock

ENGLEWOOD, Colo., June 14, 2019 /PRNewswire/ -- Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (“Ampio”), today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. Ampio expects to grant the underwriters a 45-day option to purchase additional shares of common stock offered in the public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Ampio intends to use the net proceeds from the proposed offering for working capital and general corporate purposes, including funding for its clinical trial (AP-013).

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as sole book-running manager for the offering.

A shelf registration statement on Form S-3 (File No. 333-217094) relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (SEC) and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

Safe Harbor

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering and our Annual Report on Form 10-K filed with the SEC on March 18, 2019, our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2019 and our other filings with the SEC. Ampio Pharmaceutcials, Inc. cautions readers not to place undue reliance on any forward-looking statements and it does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.